Exhibit 21.1

Asia Entertainment & Resources Ltd.
List of Subsidiaries and VIP Gaming Promoters

Name of Subsidiary	Jurisdiction of Incorporation	Direct Parent of Subsidiary
Asia Gaming & Resort Limited	Hong Kong	Asia Entertainment & Resources Ltd.
Foxhill Group Limited	British Virgin Islands	Asia Gaming & Resort Limited
Kasino Fortune Investments Limited	British Virgin Islands	Asia Gaming & Resort Limited
Well Mount International Limited	British Virgin Islands	Asia Gaming & Resort Limited
Link Bond International Limited	British Virgin Islands	Asia Gaming & Resort Limited
Billion Boom International Limited	British Virgin Islands	Asia Gaming & Resort Limited

The following companies are VIP Gaming Promoters that are affiliated with the specified subsidiaries:

Name of VIP Gaming Promoter	Jurisdiction of Incorporation	Affiliated Subsidiary
Champion Lion Limited	British Virgin Islands	Link Bond International Limited
Doowell Limited	British Virgin Islands	Well Mount International Limited
Sang Heng Gaming Promotion Limited	Macau	Kasino Fortune Investments Limited
Iao Pou and Spring Gaming Promotion Company Limited	Macau	Foxhill Group Limited
Spring Gaming Promotion Company Limited	Macau	Billion Boom International Limited